[LOGO]        LBP, INC.
              200 Mamaroneck Avenue, White Plains, NY 10601
              (914) 421-2545  - Fax: (914) 428-4581

                                                                      Exhibit 99

                                   October 15, 2002

Dear Stockholder:

      Pursuant to the Plan of Complete Liquidation, Dissolution and Termination of Existence, and consistent with an order of the Delaware Chancery Court, enclosed is the final liquidating distribution in the amount of $.8475 per share. Last October, stockholders received a liquidating distribution of $5.10 per share. Accordingly, the aggregate liquidating distributions are $5.9475 per share, or approximately $29.75 million.

      After this distribution, LBP will have approximately $10,000 in cash, which will be used to pay costs related to this distribution, and the filing of final tax returns and SEC termination documents. Thereafter, any remaining cash will be contributed to a non- denominational charity.

      Stockholders will recognize gain or loss equal to the difference between
(i) the sum of the amount of cash distributed to them, and (ii) their tax basis for shares of the Company's Common Stock owned by them. Gain resulting from distributions pursuant to the Plan should generally be treated as capital gain rather than ordinary income, provided the shares are held as capital assets. After the close of its taxable year, December 31, 2002, the Company will provide stockholders and the IRS with a statement of the amount of cash distributed to stockholders.

      The amount of each distribution should be applied against and reduce the stockholder's tax basis in the shares of the Company's Common Stock. Gain will be recognized by reason of the distributions only to the extent that the aggregate value of the distributions received by a stockholder with respect to a share exceeds the stockholder's tax basis for that share. Any loss will generally be recognized only if the aggregate value of the distributions with respect to a share is less than the stockholder's tax basis for that share.

      The foregoing summary of certain federal income tax consequences is for general information only and does not constitute legal advice to any stockholder. If the IRS should determine that the distributions were not liquidating distributions, the result could be treatment of the distributions as dividends rather than capital gains, taxable at ordinary income rates without reduction for tax basis in the shares. The tax consequences of distributions pursuant to the plan of liquidation may vary depending upon the particular circumstances of the stockholder. The Company recommends that each stockholder consult its own tax advisor regarding the tax consequences of distributions pursuant to the Plan.

                                    Sincerely,

                                    LBP, INC.


                                    Leigh J. Abrams
                                    President and Chief Executive Officer